Exhibit 10.1

ADDENDUM NUMBER TWENTY-THREE TO AGREEMENT

This ADDENDUM NUMBER TWENTY-ONE (“Addendum”) to the Agreement for Information Technology Services (“Agreement”) between Aurum Technology Inc. d/b/a Fidelity Integrated Financial Solutions (“Fidelity” or “Company”) and PLACER SIERRA BANK (“Customer”), as assignee of California Community Bancshares, Inc. dated as of December 21, 2000, as amended and modified, is effective from the date it is executed by Fidelity and shall remain in effect for the term of the Agreement. Capitalized terms used in this Addendum will be as defined in the Agreement unless otherwise defined in this Addendum.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Fidelity and Customer do hereby agree to amend the Agreement as follows

1.	Any and all references to Aurum Technology Inc. in the Agreement shall now read as “Aurum Technology Inc. d/b/a Fidelity Integrated Financial Solutions (“Fidelity”) and all references to “Aurum” shall now read as “Fidelity”.

2.	The parties hereto have agreed to renew and expand their business relationship. Accordingly, the parties will execute General Terms and Conditions, the Addendum to General Terms and Conditions, and the following Schedules: (1) Core Service Bureau Processing Schedule; (2) Internet Banking Services Schedule; (3) Software License Schedule; (4) Bill Payment Services Schedule; (5) eDelivery Services Schedule; (6) Item Processing Services Schedule; and (7) Software Maintenance Schedule (collectively referred to as “New Agreement”) concurrent with the execution of this Addendum. This Addendum provides additional terms and conditions which shall govern the relationship between the parties until the various Commencement Dates as defined in each Schedule of the New Agreement.

3.	The parties hereto do hereby confirm that the pricing attached hereto became effective as of May 1, 2005 and shall govern the pricing of those services contained therein for the Term of the Agreement.

4.	Section 1.1 (Definitions) shall be amended to include the following:

(y) “Termination Date” shall be the last day that a product(s) or service(s) is being provided to Customer by Fidelity.

5.	Section 2.1 (Term) shall be deleted in its entirety and replaced with the following:

2.1 Term. This Agreement will begin on the Effective Date and, unless terminated earlier under Article VII or Section 9.5, will continue until the earlier of: (a) the Commencement Date as defined in the Core Service Bureau Processing Schedule which is a part of the New Agreement, at which time all provisions of the New Agreement will be in effect; or (b) March 1, 2008. If a Core Service Bureau Processing Schedule Commencement Date is never attained, the parties hereto agree to amend and restate the Agreement, and further agree that the Agreement will automatically renew for successive terms of two (2) years each (“Renewal Terms”) starting March 1, 2008 (“Initial Term”) unless either party gives the other party written notice at least [***] prior to the expiration date of the Initial Term or Renewal Term then in effect that the Agreement will not be renewed beyond such term. Until the Core Service Processing Schedule Commencement Date the parties specifically agree that (1) the eDelivery Services Schedule will go into effect as set forth in the terms of such Schedule, which will not affect the terms of this Agreement as this Agreement does not address those services, and (2) the parties specifically agree that the Item Processing Services Schedule, which is part of the New Agreement (and is referred to herein as the “New IP Schedule”) will go into effect upon execution of the New Agreement and further agree that all references to Item Processing services in this Agreement shall be superseded and replaced in all respects by the New IP Schedule.

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

6.	Article VII (Termination and Related Matters) shall be deleted in its entirety and replaced with the following:

ARTICLE VII - TERMINATION AND RENEWAL.

7.1 Right to Terminate. Either Fidelity or Customer may elect to terminate this Agreement if: (a) the defaulting party fails to cure any material default hereunder within ninety (90) days after receipt of written notice from the other party, which notice shall specify the nature and extent of any such material default (except for a default caused by nonpayment by Customer and is addressed in Article V or for breach of confidentiality provisions as set forth in Article VI); or (b) the other party ceases to do business, makes a composition or assignment for the benefit of creditors, becomes bankrupt or insolvent, or is found subject to any provisions of the bankruptcy code concerning involuntary bankruptcy or similar proceeding.

7.2 Method of Termination. Exercise of the right to terminate under Section 7.1 must be accomplished by written notice (in accordance with Section 9.3) to the defaulting party, specifying the basis for such termination, and fixing the Termination Date which shall be a date following the date of such notice. If either party is terminating under Section 7.1 (a) above, in which the other party has failed to cure a default, such written notice shall allow one hundred eighty (180) days following the date of such notice for complete termination of Services unless otherwise specified in a Schedule. If either party is terminating under Section 7.1 (b) above, no notice of default or cure period is required and such written notice will allow thirty (30) days following the date of such notice for complete termination of this Agreement.

7.3 No Waiver of Default. The failure of either party to exercise any right of termination hereunder shall not constitute a waiver of the rights granted herein with respect to any subsequent default.

7.4 Extended Services. Any services that are provided to Customer after the expiration or termination of this Agreement, for which a written agreement has not been entered into by the parties, shall be provided by Fidelity on a month-to-month basis subject to the terms and conditions of this Agreement, except that the fees for such services shall be [***] of Fidelity’s then-current standard fees.

7.5 Liquidated Damages. If this Agreement is terminated by Customer for any reason, Customer shall pay to Fidelity, as liquidated damages and in addition to all unpaid amounts due and owing to Fidelity under this Agreement from the Effective Date up to and including the Termination Date, (i) if the effective date of termination occurs within the first [***] after the Effective Date, a fee equal to the [***] due under this Agreement from the day immediately following the [***] through the end of the Term or then current Renewal Term had the termination not occurred; if the effective date of termination occurs within the period of time beginning in the [***] after the Effective Date, a fee equal to [***] of the [***] due under this Agreement from the day immediately following the [***] through the end of the Term or then current Renewal Term had the termination not occurred; (ii) with respect to any transaction-based services, an amount equal to [***]; (iii) any termination and shutdown costs incurred by Fidelity; (iv) the then net book value of all software and hardware acquired by Fidelity to perform the Services hereunder on Customer’s behalf during the Term or any Renewal Term, if any, and (v) any applicable deconversion costs. No refund of fees shall be made to Customer. Termination and shutdown costs may include, but are not necessarily limited to: costs actually incurred by Fidelity to cancel leases, licenses, subcontractor or other similar agreements, and costs associated with termination and/or relocation of dedicated resources. Fidelity shall use its reasonable efforts to mitigate the termination and shutdown costs.

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

7.6 Date Fees are Payable. All known fees described in this Article VII are due and payable prior to the earlier of sixty (60) days prior to the Termination Date and the release of any data in Fidelity’s possession to Customer. Any fees not known as of the date notice is given will be invoiced to Customer as they are incurred by Fidelity. Furthermore, in addition to the fees described in this Article VII, Customer shall continue to make all payments due and payable to Fidelity pursuant to this Agreement for any Services rendered through the Termination Date. The fees described in this Article VII are exclusive of any fees associated with deconversion.

7.7 Return of Fidelity Data. Upon termination of these General Terms or any Schedule attached hereto, Customer will, at its expense, promptly return to Fidelity or destroy all copies of written or electronic materials, maintenance and policy manuals and other publications of Fidelity relating to the Services being so terminated (collectively “Copies”). Customer will destroy all Copies contained on any hard drive or other fixed medium of storage. Within sixty (60) days from the date of termination of this Schedule, an officer of Customer will certify in writing to Fidelity that Customer has complied with all requirements of this Section.

7.8 Termination Due to Acquisition. If fifty percent (50%) or more of the stock or assets of Customer are acquired by another person or entity, whether by merger, reorganization, sale, transfer, or other similar transaction, then Fidelity and Customer will negotiate in good faith the terms and conditions upon which this Agreement may be modified to accommodate such transaction. If the parties are unable to agree upon such modification, either party upon written notice (in accordance with Section 9.3) to the other may terminate this Agreement upon consummation of such acquisition or on a mutually agreeable date thereafter. If Customer chooses to terminate the Agreement pursuant to this Section 7.8, Customer shall be liable for, in addition to all unpaid amounts due and owing to Fidelity under this Agreement from the Effective Date up to and including the Termination Date, all damages as set forth in Section 7.5.

7.	Section 8.1 shall be amended in its entirety to read as follows:

8.1 Limitation of Liability. Section 3.2(d) sets forth Customer’s exclusive remedies for errors in reports or other output provided by Fidelity under this Agreement and Section 3.7(a) sets forth Customer’s exclusive remedies for the destruction or disappearance of Items that occur while such Items are being held at the Data Center. If Fidelity becomes liable to the Customer under this Agreement for any other reason, whether arising by negligence, willful misconduct or otherwise, then (a) the damages recoverable against Fidelity for all events, acts, delays, or omissions will not exceed in the aggregate the compensation payable to Fidelity pursuant to Section 5.1 of this Agreement for the [***] that have elapsed since the Operational Date or the [***] ending with the latest month in which the events, acts, delays, or omissions for which damages are claimed, and (b) the measure of damages will not include any amounts for indirect, consequential, or punitive damages of any party, including third parties, or damages which could have been avoided had the output provided by Fidelity been verified before use. As a condition precedent to any liability of Fidelity, Customer must notify Fidelity in writing of any alleged negligence or breach of this Agreement as promptly as reasonably possible, but in no event later than five (5) business days following the day on which such alleged negligence or breach was, or could reasonably have been, discovered by Customer. In connection with the conduct of any litigation with third parties relating to any liability of Fidelity to Customer or to such third parties, Fidelity will have all rights which are appropriate to its potential responsibilities or liabilities. Fidelity will have the right to participate in all such litigation and to settle or compromise its liability to third parties. Customer expressly waives and releases any claim that it may otherwise have against Fidelity in excess of such amounts provided for pursuant to this Section 8.1. By releasing and discharging Fidelity from such claims both known and unknown, Customer expressly waives any rights it may have had under California Civil Code Section 1542 which provides as follows: “A general release does not extend to claims which the creditor does not know or suspect exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

8.	Section 9.3 (Notices) is hereby deleted in its entirety and replaced with the following:

9.3 Notices. All notices required by this Agreement shall be in writing; shall be sent by certified mail, return receipt requested or personally delivered to the other party at the address set forth below, or such other address as subsequently shall be given by either party to the other in writing; and shall be deemed effective upon personal delivery to the other party or three (3) days after mailing if mailed with sufficient postage and properly addressed.

If to Fidelity:		Fidelity Information Services, Inc.
601 South Lake Destiny Drive
Maitland, Florida 32751
	Attn.:	President, Integrated Financial Solutions

With a copy to:		Fidelity Information Services, Inc.
601 Riverside Avenue, 12th Floor
Jacksonville, Florida 32204
	Attn.:	General Counsel

If to Customer:		Placer Sierra Bank
649 Lincoln Way
Auburn, California 95603
	Attn.:	Chairman and Chief Executive Officer

Placer Sierra Bancshares
525 J Street
Sacramento, California 95814
	Attn:	General Counsel

9.	Section 9.9 (Governing Law) is hereby deleted its entirety and replaced with the following:

9.9 Governing Law and Venue. The laws of the State of [***] shall govern this Agreement. Any action brought as a result, directly or indirectly, of this Agreement in accordance with Section 10.4 (e) shall be brought in a court of competent jurisdiction in [***].

10.	A new article, Article XI, is hereby added and shall read as follows:

ARTICLE XI - DISPUTE RESOLUTION

11.1 Dispute Resolution Procedures. In the event a dispute arises between Fidelity and Customer with respect to the terms and conditions of this Agreement, or any subject matter governed by this Agreement, such dispute shall be settled as set forth in this Article. If either party exercises its right to initiate the dispute resolution procedures under this Article, then during such procedure any time periods providing for termination of the Agreement or curing any material breach under Article VII shall be automatically suspended, except with respect to any termination or breach arising out of Customer’s failure to make timely and complete payments to Fidelity under this Agreement. At such time as the dispute is resolved, interest at a rate equal to the prime rate per annum as published in the Wall Street Journal, or the highest rate permitted by law (as calculated on the basis of the actual days in the applicable calendar year) for the period of dispute shall be paid to the party entitled to receive the disputed monies to compensate for the lapsed time between the date such disputed amount originally was to have been paid (or was paid) through the date monies are paid (or credited) in settlement of the dispute.

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

11.2 Claims Procedures. If any party shall have any dispute with respect to the terms and conditions of this Agreement, or any subject matter referred to in or governed by this Agreement, that party (through the Fidelity Account Manager or the Customer Account Manager, as the case may be) shall provide written notification to the other party (through the Fidelity Account Manager or the Customer Account Manager, as the case may be) in the form of a claim identifying the issue or amount disputed, if applicable, and including a detailed reason for the claim. The party against whom the claim is made shall respond in writing to the claim within thirty (30) days from the date of receipt of the claim document. The party filing the claim shall have an additional thirty (30) days after the receipt of the response to either accept the resolution offered by the other party or request implementation of the Escalation Procedures. Failure to meet the time limitations set forth in this Article shall automatically result in the implementation of the Escalation Procedures.

11.3 Escalation Procedures.

(a) Each of the parties will negotiate, in good faith, any claim or dispute that has not been satisfactorily resolved following the claim resolution procedures described in Section 11.2. To this end, each party will escalate any and all unresolved disputes or claims in accordance with Section 11.3(b) and (c) before taking further action.

(b) If the negotiations conducted pursuant to Section 11.2 do not lead to resolution of the underlying dispute or claim to the satisfaction of the parties, then such party may notify the other in writing that he/she desires to escalate the dispute or claim to the individual executives on the other party’s staffs who are responsible for operations for resolution (“Executives”). Upon receipt by the other party of such written notice, the dispute or claim shall be so escalated and the Executives shall negotiate in good faith and each use their reasonable efforts to resolve such dispute or claim. The location, format, frequency, duration and conclusion of these escalated discussions shall be left to the discretion of the Executives involved. Upon agreement, the Executives may utilize other alternative dispute resolution procedures to assist in the negotiations. Discussions and correspondence among the Executives for purposes of these negotiations shall be treated as confidential information developed for purposes of settlement, exempt from discovery and production, and shall not be admissible in subsequent proceedings between the parties. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in such subsequent proceeding.

11.4 Arbitration Procedures. In the event that a claim, controversy or dispute between the parties with respect to the terms and conditions of this Agreement, or any subject matter governed by this Agreement, which is subject to arbitration hereunder and which has not been resolved by use of the claims procedures described in Section 11.2 or the Escalation Procedures described in Section 11.3, either party may, within thirty (30) days after the representatives have met to address such claims, controversy or dispute, request binding arbitration of the issue in accordance with the following procedures:

(a) Either party may request arbitration by giving the other party written notice to such effect, which notice shall describe, in reasonable detail, the nature of the dispute, controversy or claim. The Commercial Arbitration Rules of the American Arbitration Association, 1939 Rhode Island Avenue, N.W., Suite 509, Washington, D.C. 20036 (“AAA”) will govern any such arbitration.

(b) Upon either party’s request for arbitration, an arbitrator shall be selected by mutual agreement of the parties to hear the dispute in accordance with AAA rules. If the parties are unable to agree upon an arbitrator, then either party may request that the AAA select an arbitrator and such arbitrator shall hear the dispute in accordance with AAA rules. The arbitration shall be held in [***].

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended

(c) Each of the parties shall bear its own fees, costs and expenses of the arbitration and its own legal expenses, attorneys’ fees and costs of all experts and witnesses. Unless the award provides otherwise, the parties will share equally the fees and expenses of the arbitration procedures, including the fees of the arbitrator(s).

(d) Any award rendered pursuant to such arbitration shall be final, conclusive and binding upon the parties, and any judgment thereon may be entered and enforced in any court of competent jurisdiction.

(e) Notwithstanding the provisions of this Article XI, the parties to this Agreement agree that the only circumstance in which disputes between them will not be subject to the provisions of this Article XI exists when: i) a party defaults under the provisions of Section 8.1 of this Agreement; or ii) a party makes a good faith determination that a breach of the terms of this Agreement by the other party is such that the damages to such party resulting therefrom will be so immediate, so large or severe and so incapable of adequate redress after the fact that a temporary restraining order and/or other immediate injunctive relief is the only adequate remedy for such breach. If a party making such a determination files a pleading with a court seeking such immediate injunctive relief and this pleading is challenged by the other party to this Agreement and the challenging party succeeds in such challenge, the party filing such pleading seeking immediate injunctive relief shall pay all of the costs and attorneys’ fees of the party successfully challenging such pleading.

11.5 Claim Expiration. No claims to be resolved under this Article XI may be made more than [***] after the date by which the fault or failure was or should reasonably have been discovered; failure to make such a claim within the [***] period shall forever bar the claim.

11.	Confirmation of Agreement. Except as amended by this Addendum, the Addendum will be and remain in full force and effect in accordance with its terms.

12.	Execution of Amendment. Two (2) original copies of this Addendum will be executed and submitted to Fidelity by Customer. Fidelity will return one of the executed copies to Customer.

AURUM TECHNOLOGY INC. d/b/a FIDELITY		PLACER SIERRA BANK
INTEGRATED FINANCIAL SOLUTIONS

By:	/s/ Gary Norcross	By:	/s/ David E. Hooston
Printed Name:	Gary Norcross	Printed Name:	David E. Hooston
Title:	President, Integrated Financial Solutions	Title:	Treasurer
Date:	September 2, 2005	Date:	August 23, 2005

[***]	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended